UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2015

GROW SOLUTIONS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-29301	87-0575118
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

535 5th Avenue, 24th Floor

New York, NY 10017

(Address of Principal Executive Offices)

(Former name or former address, if changed since last report)

(646)-863-6341

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 29, 2015 (the “Effective Date”), Grow Solutions Holdings, Inc., a Nevada corporation (the “Company”) and Jasper Group Holdings, Inc. managed by Michael Woloshin and Craig McGuinn and advisor Joseph Abrams (“Jasper”), entered into a Joint Marketing Agreement (the “Joint Marketing Agreement”) to provide services related to website creation for a legal cannabis job posting platform. The website shall include an employee leasing program and allow employers, recruiters and potential employees to communicate through its platform for a fee. All potential employees will be screened with background checks by independent third parties and provided the necessary applications and related materials for individuals to become licensed in the legal cannabis industry on a state by state basis. In accordance with the terms of the Joint Marketing Agreement, Jasper shall invest all funds necessary to form the website.

Pursuant to the Joint Marketing Agreement, the Company shall issue to Jasper 250,000 common shares upon execution. Additionally, upon the transfer of ownership in the website from Jasper to the Company, the Company shall issue to Jasper an additional 500,000 shares of common stock of the Company.

Proceeds derived from the Company’s website shall be divided as follows: (i) the Company shall retain 75% of the gross proceeds less any sales commissions to third parties collected by the Company for all business that is generated through the website (the “Net Fees”) and pay to Jasper a commission equal to 25% of the Net Fees with payments due within 15 days of the end of each quarter (ii) the Company shall grant to Jasper a warrant for the purchase of one share of common stock of the Company, with an exercise price of $0.75 per share, for every dollar of revenue that the Company earns from the website, up to a maximum of One Million Dollars ($1,000,000).

The initial term of the Joint Marketing Agreement shall be for three (3) years and shall automatically renew for additional three year periods unless terminated by the Company with written notice at least 30 days prior to the expiration of the initial term, or any subsequent term.

The Joint Marketing Agreement may be terminated by either party upon thirty (30) days prior written notice. In the event of any termination hereunder all funds due to or paid to either party through the date of termination shall be fully earned and non-refundable and the parties shall have no further responsibilities to each other except that Jasper shall be responsible to make any and all payments if any, due to the Company through the date of the termination and the parties shall be responsible to comply with the provisions of the Termination and Confidentiality sections of the Joint Marketing Agreement.

The Company shall protect, defend, indemnify and hold Jasper and its assigns and attorneys, accountants, employees, officers and director harmless from and against all manner of action, cause and causes of action, suits, administrative hearings and proceedings, any investigation brought by any regulatory agency, losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character, at law or in equity, whether known or unknown, foreseeable or unforeseeable, liquidated or unliquidated, insured or uninsured, which are incurred or suffered by Jasper as a result of any action taken by the Company. In addition, Jasper shall protect, defend, indemnify and hold the Company and its assigns and attorneys, accountants, employees, officers and director harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by Jasper herein, or (b) negligent or willful misconduct, occurring during the term thereof with respect to any of the decisions made by Jasper.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROW SOLUTIONS HOLDINGS, INC.

Date: July 30, 2015	By:	/s/ Jeffrey Beverly
	Name:	Jeffrey Beverly
	Title:	President

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